FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1

Name and Address of Company

Dundee Corporation

40 King Street West

Scotia Plaza, 55th Floor

Toronto, Ontario

M5H 4A9

Item 2

Date of Material Change

June 22, 2005

Item 3

News Release

A news release was issued at Toronto, Ontario on June 22, 2005 and transmitted by CCNMatthews.  A copy of the news release is attached hereto as Schedule “A”.

Item 4

Summary of Material Change

On June 22, 2005, Dundee Corporation announced that it had completed its previously announced bought deal public offering of $100,000,000 principal amount of Exchangeable Unsecured Subordinated Debentures with a coupon rate of 5.85% per annum payable semi-annually on June 30 and December 31 commencing on December 31, 2005.

Item 5

Full Description of Material Change

On June 22, 2005, Dundee Corporation announced that it had completed its previously announced bought deal public offering of $100,000,000 principal amount of Exchangeable Unsecured Subordinated Debentures (the “Debentures”) with a coupon rate of 5.85% per annum payable semi-annually on June 30 and December 31 commencing on December 31, 2005.  The Debentures will mature on June 30, 2015 (the “Maturity Date”). The net proceeds of the offering will be used for general corporate purposes, including the repayment of debt when considered appropriate.  The offering was underwritten by a syndicate of underwriters led by CIBC World Markets Inc. and Scotia Capital Inc. and including Dundee Securities Corporation, RBC Dominion Securities Inc., TD Securities Inc., GMP Securities Ltd., HSBC Securities (Canada) Inc., Sprott Securities Inc. and Trilon Securities Corporation.

The Debentures are exchangeable at the holder's option into Series A Units of Dundee Real Estate Investment Trust (“Dundee REIT”) (TSX: D.UN) (the “Units”) belonging to Dundee Corporation at any time prior to the earlier of the Maturity Date and the date fixed for redemption at an exchange price of $29.75 per Unit, subject to customary adjustment events (the “Exchange Price”). The Debentures will not be redeemable before June 30, 2009 (except in the event of a change of control of Dundee REIT as described below.) On and after June 30, 2009 and prior to June 30, 2011, the Debentures may be redeemed in whole or in part from time to time at Dundee Corporation’s option provided that the market price for the Units is not less than 125% of the Exchange Price. On and after June 30, 2011, the Debentures may be redeemed in whole or in part from time to time at Dundee Corporation’s option at a price equal to their principal amount plus accrued interest. In the event of a change of control of Dundee REIT at any time, the Debentures may be redeemed at the option of either Dundee Corporation or a holder.

Dundee Corporation may satisfy its obligation to repay the principal amount of the Debentures on redemption (including upon a change of control of Dundee REIT) or at maturity, in whole or in part, by delivering that number of Units equal to the amount due divided by 95% of the market price for the Units at that time, plus accrued interest in cash.

Item 6

   Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7

Omitted Information

Not applicable.

Item 8

Executive Officer

For further information, please contact Daniella Dimitrov, Vice President and General Counsel at (416) 365-2426.

Item 9

Date of Report

June 27, 2005

Schedule “A”

DUNDEE CORPORATION COMPLETES $100 MILLION OFFERING OF

SUBORDINATED DEBENTURES EXCHANGEABLE INTO ITS

DUNDEE REIT UNITS

FOR IMMEDIATE RELEASE

Not for distribution to United States newswire services or for dissemination in the United

States

Toronto – June 22, 2005 – Dundee Corporation (TSX: DBC.SV.A) announced today that it has completed its previously announced bought deal public offering of $100,000,000 principal amount of Exchangeable Unsecured Subordinated Debentures (the “Debentures”) with a coupon rate of 5.85% per annum payable semi-annually on June 30 and December 31 commencing on December 31, 2005. The Debentures will mature on June 30, 2015 (the “Maturity Date”). The net proceeds of the offering will be used for general corporate purposes, including the repayment of debt when considered appropriate.  The offering was underwritten by a syndicate of underwriters led by CIBC World Markets Inc. and Scotia Capital Inc. and including Dundee Securities Corporation, RBC Dominion Securities Inc., TD Securities Inc., GMP Securities Ltd., HSBC Securities (Canada) Inc., Sprott Securities Inc. and Trilon Securities Corporation.

The Debentures are exchangeable at the holder's option into Series A Units of Dundee Real Estate Investment Trust (“Dundee REIT”) (TSX: D.UN) (the “Units”) belonging to Dundee Corporation at any time prior to the earlier of the Maturity Date and the date fixed for redemption at an exchange price of $29.75 per Unit, subject to customary adjustment events (the “Exchange Price”). The Debentures will not be redeemable before June 30, 2009 (except in the event of a change of control of Dundee REIT as described below.) On and after June 30, 2009 and prior to June 30, 2011, the Debentures may be redeemed in whole or in part from time to time at Dundee Corporation’s option provided that the market price for the Units is not less than 125% of the Exchange Price. On and after June 30, 2011, the Debentures may be redeemed in whole or in part from time to time at Dundee Corporation’s option at a price equal to their principal amount plus accrued interest. In the event of a change of control of Dundee REIT at any time, the Debentures may be redeemed at the option of either Dundee Corporation or a holder.

Dundee Corporation may satisfy its obligation to repay the principal amount of the Debentures on redemption (including upon a change of control of Dundee REIT) or at maturity, in whole or in part, by delivering that number of Units equal to the amount due divided by 95% of the market price for the Units at that time, plus accrued interest in cash.

The Debentures were offered by way of a short form prospectus of Dundee Corporation in all provinces of Canada. This press release is not an offer of Debentures for sale in the United States.  The Debentures have not been and will not be registered under the United States Securities Act of 1933 and accordingly will not be offered, sold or delivered, directly or indirectly within the United States, its possessions and other areas subject to its jurisdiction or to, or for the account or for the benefit of a U.S. person.

Dundee Corporation is a holding company dedicated to wealth management, real estate and resources. Its domestic financial service activities are carried out through its 64% owned subsidiary, Dundee Wealth Management Inc., a company with $42.4 billion in assets under management and administration, and its wholly owned Dundee Wealth Bank. Dundee Corporation’s real estate activities are conducted through its 86% owned subsidiary, Dundee Realty Corporation which operates a land and housing business in Canada and the U.S. Real estate activities also include a 33% interest in Dundee REIT, a Canadian real estate investment trust, which owns a diversified portfolio of 13.7 million square feet of high quality office, industrial and retail properties across Canada. Resource activities are carried out through its wholly owned subsidiary Dundee Resources Ltd.

For further information please contact:

Ned Goodman

Dundee Corporation

President & Chief Executive Officer

Telephone (416) 365-5665

Joanne Ferstman

Dundee Corporation

Chief Financial Officer

Telephone (416) 365-5010